Exhibit 10.16

CERTAIN COMPENSATION ARRANGEMENTS

WITH HEALTH NET, INC.’S EXECUTIVE OFFICERS

Base Salaries

The annual base salaries for the Company’s executive officers as of February 24, 2005 are as set forth below.

NAME AND POSITION	BASE SALARY
Jay M. Gellert President and Chief Executive Officer	$900,000

Jeffrey M. Folick Executive Vice President, Regional Health Plans and Specialty Companies	$540,000

Stephen D. Lynch President, Regional Health Plans	$450,000	(1)

Karin D. Mayhew Senior Vice President of Organization Effectiveness	$375,000

Steven H. Nelson President of Health Net of the Northeast	$400,000	(2)

Anthony S. Piszel Executive Vice President, Chief Financial Officer	$500,000

Marvin P. Rich Executive Vice President, Operations	$525,000

Jonathan Scheff, M.D. Senior Vice President and Chief Medical Officer	$341,550	(3)

B. Curtis Westen, Esq. Senior Vice President, General Counsel and Secretary	$500,000

NAME AND POSITION	BASE SALARY
Christopher P. Wing Executive Vice President, Regional Health Plans and Specialty Companies	$525,000

James E. Woys President of Health Net Federal Services	$475,000

(1)	As reported in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 9, 2005, Mr. Lynch’s salary was increased in January 2005 in conjunction with his appointment to President, Regional Health Plans for the Company.
(2)	As reported in the Company’s Form 8-K filed with the SEC on March 10, 2005, Mr. Nelson was designated, on March 4, 2005, as a Section 16 reporting officer. Mr. Nelson’s salary was increased in January 2005 in conjunction with his appointment to President of Health Net of the Northeast.
(3)	Reflects the $11,550 increase in Mr. Scheff’s annual base salary for 2005 approved by the Compensation Committee on February 24, 2005.

Annual Incentive Compensation to Be Earned in 2005

On February 24, 2005, the Compensation Committee established the 2005 performance goals for the eligibility of the Company’s executive officers for bonus awards under the Plan. The Compensation Committee designated the executive officers eligible to participate in the Plan for 2005. The 2005 performance goals were set in a manner consistent with the 2004 goals, and include pre-established corporate, business unit and individual performance goals. Specifically, for 2005, the Plan is to be funded based on the Company attaining its earnings per share goals as approved by the Compensation Committee. Actual incentive awards for 2005 are to be paid on performance against pre-established corporate, business unit and individual performance goals. Corporate goals for 2005 are based upon earnings per-share, commercial membership and employee satisfaction improvement. Business unit goals vary, but are based on financial and operating performance and employee satisfaction improvement. The Compensation Committee established individual target bonuses so that a participant under the Plan would be entitled to receive from 50% to 125% of his or her base salary as a target bonus, with a payout ranging from 0% to 125% of target bonus depending upon the attainment of total performance goals. The Compensation Committee has the discretion to reduce but not increase the amount of a participant’s bonus under the Plan.